EXHIBIT 99.2

BeiGene Announces Acceptance of its New Drug Application in China and Top-Line Pivotal Data for Zanubrutinib in Patients With Relapsed/Refractory Chronic Lymphocytic Leukemia or Small Lymphocytic Lymphoma

BEIJING, China, and CAMBRIDGE, Mass., Oct. 24, 2018 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced the acceptance by the China National Medical Products Administration (NMPA) of a new drug application (NDA) for zanubrutinib, an investigational Bruton's tyrosine kinase (BTK) inhibitor, for the treatment of patients with relapsed/refractory (R/R) chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL). Zanubrutinib was discovered in BeiGene’s research facilities in Beijing, China, and is being developed globally by BeiGene as a monotherapy and in combination with other therapies to treat various hematologic malignancies. In August, the NMPA accepted BeiGene’s first NDA for zanubrutinib for the treatment of patients with R/R mantle cell lymphoma (MCL).

“Our team has made three NDA submissions in China this year, including two for zanubrutinib and one for tislelizumab, our investigational anti-PD-1 antibody. We are hopeful that these submissions, if approved, could further transform BeiGene as well as bring important new treatment options to cancer patients,” commented John Oyler, co-founder, CEO and Chairman of BeiGene.

“We are delighted that the submission for zanubrutinib in patients with relapsed/refractory CLL/SLL was accepted by the NMPA in China, and we are excited to announce the top-line pivotal data for zanubrutinib in these patients, which demonstrated a high overall response rate of 80 percent despite a relatively short follow-up. These results in China are also consistent with the data from our global studies,” said Dr. Xiaobin Wu, General Manager of China and President of BeiGene, Ltd.

The NDA is supported by an extensive clinical, non-clinical and chemistry, manufacturing and control (CMC) data package, including the results from a 91-patient single-arm pivotal Phase 2 study in Chinese patients with R/R CLL/SLL treated with zanubrutinib, dosed at 160 mg orally twice daily. An independent review of response data from this study, with a data cut-off of June 15, 2018 and a median follow-up of 9.1 months, showed an overall response rate (ORR) of 80 percent, inclusive of complete response (2%), partial response (39%), and partial response with lymphocytosis (40%). The median duration of response has not been reached, as a majority of the responders remain in a response. The safety profile was consistent with previously reported clinical data for zanubrutinib. Updated data with additional follow-up of the patients in the study will be submitted to the NMPA as an additional document of the NDA and are planned to be presented at an upcoming medical conference.

Zanubrutinib was recently granted Fast Track Designation by the U.S. Food and Drug Administration (FDA) for the treatment of patients with Waldenström macroglobulinemia (WM). BeiGene plans to submit an NDA to the FDA for zanubrutinib as a potential treatment for patients with WM in the first half of 2019 based on results from a global Phase 1 study.

Zanubrutinib is being evaluated in a broad global registration program, including a fully enrolled Phase 3 clinical trial in patients with WM, comparing zanubrutinib with ibrutinib, the currently approved BTK inhibitor for WM. Zanubrutinib is also being studied in comparison to bendamustine/ rituximab in a Phase 3 clinical trial in patients with previously untreated CLL/SLL, as well as in a pivotal randomized Phase 2 trial in combination with GAZYVA (obinutuzumab) in patients with R/R follicular lymphoma. In China, besides the pivotal Phase 2 trials in R/R MCL and R/R CLL/SLL, BeiGene has completed enrollment in a pivotal Phase 2 clinical trial in patients with WM. BeiGene also plans to initiate a Phase 3 trial comparing zanubrutinib to ibrutinib in patients with R/R CLL/ SLL.

About Chronic Lymphocytic Leukemia and Small Lymphocytic Lymphoma
Chronic lymphocytic leukemia (CLL) and small lymphocytic lymphoma (SLL) are forms of non-Hodgkin lymphoma, a type of blood cancer, that arise from B lymphocytes. CLL and SLL are essentially the same disease, with the only difference being the location where the cancer primarily occurs.i When most of the cancer cells are located in the bloodstream and the bone marrow, the disease is referred to as CLL, although the lymph nodes and spleen are often involved. When the cancer cells are located mostly in the lymph nodes, the disease is called SLL.ii

About Zanubrutinib
Zanubrutinib (BGB-3111) is an investigational small molecule inhibitor of Bruton’s tyrosine kinase (BTK) that is currently being evaluated in a broad pivotal clinical program globally and in China as a monotherapy and in combination with other therapies to treat various B cell malignancies.

About BeiGene
BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 1,700 employees in China, the United States, Australia and Switzerland, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) in China under a license from Celgene Corporation.iii

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s advancement of, and anticipated clinical development, regulatory milestones and commercialization of zanubrutinib. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Craig West	Liza Heapes
+1 857-302-5189	+ 1 857-302-5663
ir@beigene.com	media@beigene.com

i “Chronic Lymphocytic Leukemia/Small Lymphocytic Lymphoma” Fact Sheet, Lymphoma Research Foundation. Accessed at: https://www.lymphoma.org/wp-content/uploads/2018/04/LRF_FACTSHEET_CLL_SLL.pdf

ii “Chronic Lymphocytic Leukemia/Small Lymphocytic Lymphoma,” Lymphoma Research Foundation. Accessed at: https://www.lymphoma.org/aboutlymphoma/cll/

iii ABRAXANE®, REVLIMID®, and VIDAZA® are registered trademarks of Celgene Corporation.